Exhibit 99.1

Graham Holdings and Berkshire Hathaway Sign Agreement for Berkshire Hathaway to Acquire WPLG-TV

WASHINGTON, DC/OMAHA, NE—April 11, 2014—Graham Holdings Company (NYSE: GHC) and Berkshire Hathaway Inc. (NYSE: BRK.A; BRK.B) announced today that they have signed an agreement for Berkshire to acquire a wholly-owned subsidiary of Graham Holdings Company that includes WPLG, a Miami-based television station, a number of Berkshire shares currently held by Graham Holdings Company and an amount of cash in exchange for approximately 1.6 million shares of Graham Holdings Class B common stock currently owned by Berkshire Hathaway. The specific number of shares of each company and the amount of cash will be determined on the closing date based on certain factors, including the market prices of the shares of both companies at that time. The transaction is subject to FCC approval and other customary conditions. In addition there will be certain termination rights relating to minimum trading prices of the stock of each company immediately prior to closing and to a minimum value of the television station for purposes of the transaction on the closing date. An agreement in principle was previously announced on March 12, 2014.

# # #

Contact:	Rima Calderon Rima.Calderon@ghco.com (202) 334-6617